                                                                    EXHIBIT 99.1



                  [MOBILE GAS SERVICE CORPORATION LETTERHEAD]



January 30, 1998
Release:  Immediately                       Contact:  Edgar Downing 334-450-4772


MOBILE, AL--Stockholders of Mobile Gas Service Corporation approved a new holding company structure for Mobile Gas at its 1998 Annual Meeting of Stockholders today. Officials of Mobile Gas and the new holding company, EnergySouth, Inc., said Mobile Gas stockholders will automatically become stockholders of EnergySouth on February 2, 1998, and Mobile Gas will then become a wholly-owned subsidiary of EnergySouth. Mobile Gas stockholders will receive three shares of EnergySouth common stock for each two shares of Mobile Gas common stock.

     Company officials said they are pleased with stockholder response to the holding company proposal, saying over 77% of the Company's shareholders voted in favor of the new holding company.

     "This new holding company structure will give us the flexibility we need to maintain the Company's leadership in the energy industry, and will make it easier for us to expand geographically," said John S. Davis, President and Chief Executive Officer of Mobile Gas and of EnergySouth. "It will also give us a greater opportunity to generate earnings growth, thereby enhancing shareholder value."

     The Company said that Mobile Gas Service Corporation common stock (NASD:MBLE) will cease to be publicly traded at the close of the business day on Friday, January 30, 1998. Effective Monday, February 2, 1998, shares of common stock of EnergySouth, Inc. (NASD:ENSI) will be publicly traded. Company official said Mobile

Gas stockholders will be receiving letters of transmittal to be used to send existing Mobile Gas stock certificates to be exchanged for new EnergySouth common stock certificates. Company officials reminded stockholders that it will be important for stockholders to submit their Mobile Gas certificates promptly, because stockholders won't receive future dividends on EnergySouth stock until their Mobile Gas certificates have been sent in to be exchanged for new EnergySouth stock certificates.

     Other business conducted at the shareholders meeting included the re-election of John S. Davis, Walter L. Hovell, F.B. Muhlfeld, and G. Montgomery Mitchell to the Board of Directors for three year terms.

     In the EnergySouth Board of Directors meeting immediately following the shareholders meeting, the Board of EnergySouth declared a dividend of $.20 cents per share made payable April 1 to shareholders of record March 16. This amount is consistent with prior Mobile Gas dividends and takes into account the 3 for 2 conversion of Mobile Gas Service Corporation stock into EnergySouth stock.

     Net income for Mobile Gas Service Corporation during the three months ended December 31, 1997 was $1,989,000 or $.61 per share as compared to net income of $2,038,000 or $.63 per share for the quarter ended December 31, 1996. Net income for the twelve months ended December 31, 1997 and 1996 was $8,076,000 or $2.47 per share and $8,865,000 or $2.74 per share, respectively.

     In December 1996, the State of Alabama approved the Company's claim for refund of a business license tax. With this approval the Company recorded a reduction in other taxes that had been previously recorded, resulting in an increase of $.05 per share for the three months and twelve months ended December 31, 1996. The decrease in earnings for the latest quarter compared to the prior year period is due to this 1996 reduction in other taxes and is partially offset by an increase in 1997 revenues from storage activities and increased volumes transported to industrial customers. Weather does not affect the comparison of the quarterly earnings since the Company's temperature rate adjustment factor was in effect during both quarters. This adjustment factor is designed to level out the effects of temperature extremes on Company earnings.

     The effect of weather is a factor, however, in comparing earnings per share to the prior year for the twelve months ended December 31, 1997, since the adjustment factor did not go into effect until November 1996. While earnings for the 1997 calendar year do not reflect any impact of warmer than normal weather, weather for the twelve month period ended December 31, 1996 was 20% colder than normal, resulting in a $.40 per share increase in earnings. After considering the impact of weather during 1996, earnings during the 1997 calendar year increased as a result of additional volumes transported to industrial customers, an increase in revenue from new natural gas storage contracts and a decrease in operations and maintenance expenses. Again, this increase was slightly offset by the reduction of other tax expenses in December 1996 as discussed above.

                         MOBILE GAS SERVICE CORPORATION
                               FINANCIAL RESULTS

                     (in thousands, except per share data)

THREE MONTHS ENDED DECEMBER 31,                 1997                1996
                                             ----------          ----------

Operating Revenues                           $   20,074          $   17,961

Net Income                                   $    1,989          $    2,038

Earnings Per Common Share:
     Basic                                   $     0.61          $     0.63
     Diluted                                 $     0.61          $     0.63

TWELVE MONTHS ENDED DECEMBER 31,                1997                1996
                                             ----------          ----------

Operating Revenues                           $   74,787          $   72,520

Net Income                                   $    8,076          $    8,865

Earnings Per Common Share:
     Basic                                   $     2.50          $     2.75
     Diluted                                 $     2.47          $     2.74




NOTE:     Statement of Financial Accounting Standards No. 128, "Earnings Per
Share" (SFAS 128), effective for reporting periods ending after December 15, 1997, establishes standards for computing and presenting earnings per share. SFAS 128 requires presentation of both basic and diluted earnings per share on the face of the income statement. Accordingly, these amounts are disclosed in this earnings release.